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                                 Exhibit 10.07
                    Agreement between Sayed Hamid Behbehani





                                 SHBC-TELESOURCE


                              CONTRACT OF AGREEMENT








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         This  agreement  is hereby  entered  into by and  between  Sayed  Hamid
Behbehani & Sons Co. which is a corporation duly organized and existing under the laws of the State of Kuwait (herein after referred to as "Company"), and Telesource CNMI Inc. (herein after referred to as "Subcontractor").

         Witnesseth that, whereas Company desires to utilize the services of the Subcontractor and the Subcontractor desires to provide those services, now therefore in consideration of the promises contained herein Company and the Subcontractor do mutually agree as follows.

         1. The Subcontractor, acting as an independent contractor and not as an agent, representative, or employee of Company, shall build on a turn-key basis all the necessary facilities (as described in the attached VOA RFP), with its own personnel and building equipment and shall otherwise do all things necessary or incident to the performance of the services as agreed upon herein. Attached hereto and made a part hereof is the latest version of the Request for Proposal issued by the United States Information Agency. All parts of this RFP which are relevant to Subcontractors scope of work are hereby identified as the Statement of Work. The Subcontractors scope of work excludes the provision of all major equipment and supplies necessary for the completion of the project: such as buildings, transmitters, fuel tanks, towers, antennas, cable, diesel generators, water treatment systems, etc., and all related ancillary equipment and supplies. These items will be provided by the Company and shipped to Saipan/Tinian by the Company for the "custody" of Subcontractor. It is acknowledged by both parties that by the time the referenced equipment arrives in the CNMI it has been paid for by the Voice Of America, and that rightful title to said equipment lies with the Voice Of America. Upon receipt of said equipment, Subcontractor will act in a fiduciary capacity to the Voice Of America and the Company, and will handle the equipment accordingly. Subcontractor will transport the equipment to the project site and commence with the erection and installation process as per the terms and conditions of this Agreement.

              2. The services to be performed by the Subcontractor shall commence on November 1,1996 and shall continue through March 1,1999. This period includes time for the delivery of all required items including the final report unless otherwise specifically stated elsewhere in this agreement.

         3. This is a cost-plus-fixed-fee technical services agreement. It is estimated that the total cost of the work under this agreement will be $ 2,000,000 (Two Million Dollars), which includes an estimated cost of $1,850,000,( One Million Eight Hundred and Fifty Thousand Dollars) and a fixed fee of $ 150,000 (One Hundred and Fifty Thousand Dollars). Unless the agreement is incrementally funded as noted elsewhere, this is the amount presently authorized.

         For performance of this agreement, Company shall pay to the Subcontractor in consideration for its efforts the incurred costs and fixed fee thereof determined to be allowable in accordance with Federal Acquisition Regulation 52.216-07 and 52.216-08. Payment on account of allowable costs shall not in the aggregate exceed the amount authorized.

         Whenever the Subcontractor has reason to believe that the total cost of the work under this agreement will be greater or substantially less than the amount authorized, the



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Subcontractor shall promptly notify the Company in writing when the aggregate of expenditures plus outstanding commitments and liabilities allowable is equal to 85 percent of the amount then authorized. When such expenditures and outstanding commitments and liabilities equal 100 percent of such amount, the Subcontractor shall make no further commitments or expenditures and shall be excused form further performance of the work unless and until the Company thereafter shall by written notice increase the amount authorized.

The Subcontractor may bill on each invoice the amount of fee bearing the same percentage to the total fixed fee as the amount of cost billed bears to the total estimated cost. After payment of 85 percent of the fixed fee set forth above, Company will temporarily withhold further payment of fee. This reserve will not be paid until the Subcontractor has complied with all material requirements of this agreement. The reserve will not accrue any interest.

          4. This agreement is a completion type wherein the technical effort and deliverables are required to be provided as part of the effort. In the event that the technical effort and one or more of the deliverables cannot be provided within the estimated cost, Company can elect to provide additional funds in an amount mutually agreed to so that the technical effort can be completed and the deliverables provided. In no event, however, will any additional fee/profit be paid on any such additional funds.

          5. This agreement is incrementally funded. Total funds in the amount of $1,000,000 (One Million Dollars). are presently available for payment of allowable costs. Until such time that additional funds are committed, the Subcontractor shall not incur costs nor will Company be liable for costs in excess of this amount. Costs referred to in this paragraph include a proportionate profit/fee, if applicable to this agreement.

          6. The Subcontractor's obligation under this agreement is to diligently pursue all required work and to provide all required reports and other deliverables, if any, within the parameters of the level of effort described herein.

          7. The Subcontractor shall submit invoices to Company in its Kuwait office. Invoices shall reflect the agreement number. Invoice terms are net 30 days. Each item of equipment having an acquisition cost of $500 or more that is purchased shall be itemized separately. The final invoice should be marked "Final Invoice."

          8. Company may at any time, by written notice to the Subcontractor, terminate this agreement, in whole or in part, either for the convenience of Company or Company's prime contract sponsor or because of the failure of the Subcontractor to fulfill its obligations. Any such action shall be in accordance with the FAR termination clause of this agreement. However, in order to allow Company time to complete its final termination settlement proposal, the Subcontractor shall submit its proposal promptly but no later than nine (9) months from the effective date of termination unless this period is extended in writing by Company. In no event will payments be made for anticipatory profits or consequential damages as a result of a termination of this agreement. This is in conformance with the Federal Government's policy as set forth in Federal Acquisition Regulation 49.108-3(a) and 49.108-5(a).


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          9. Any  controversy  upon a question of fact and/or law  pertaining to this agreement or the performance thereof, which cannot be satisfactorily adjusted between the parties hereto, shall be decided by recourse to any available legal, equitable, or administrative remedies. Pending final resolution of any request for relief, claim, appeal, or action arising under the agreement, the Subcontractor shall diligently proceed with the performance of this agreement unless directed by Company. This article shall to be considered to give the Subcontractor any Rights under the "Disputes" clause of Company's prime government contract. If as a result of any decision or judgment (including a government audit of the Subcontractor's books and records) which is binding upon the Subcontractor and Company, Company is unable to obtain reimbursement from the Government under the prime contract for, or if required to refund or credit to the Government, any amount with respect to any item of cost or fee for which Company has reimbursed Subcontractor, the Subcontractor shall, on demand, promptly repay such amount to Company. The rights and obligations described herein shall survive completion of and final payment under this agreement.

          10. Company, through any authorized representative, has the right, at all reasonable times, to inspect, or otherwise evaluate the work performed or being performed hereunder and the premises where it is being performed. . All inspections and evaluations shall be performed in such a manner as will not unduly delay the work.

          11. Company may at any time, by written order to the Subcontractor, require the Subcontractor to stop all, or any part, of the work called for by this agreement for a period of up to ninety days. Upon receipt of such an order, the Subcontractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within the ninety-day period or any extension of that period to which the parties shall have agreed, Company shall either (i) cancel the stop work order, or (ii) terminate the work covered by such order.

          If a stop work order is canceled in writing, the Subcontractor shall resume work. If the period of the order or any extension thereto merely expires, the Subcontractor shall contact Company and ask for directions before resuming work or treating the silence as a termination for convenience. An equitable adjustment shall be made in the delivery schedule and/or estimated cost and fixed fee, and the agreement shall be modified in writing accordingly, if (I) the stop work order results in an increase in the time required for, or in the Subcontractor's costs properly allocable to, the performance of any part of this agreement within twenty (20) days after the end of the period of work stoppage.

          If a stop work order is not canceled and the work covered is terminated for the convenience of Company and/or its prime contract sponsor, the reasonable costs resulting from the stop work order shall be allowed in arriving at the termination settlement in accordance with FAR 52.249-06.

          12. This agreement shall be governed and construed in all respects by federal contract law as enunciated and applied by federal statutes and regulations and by federal judicial bodies, boards of contract appeals, and other judicial and quasi-judicial agencies of the federal government.



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          13. The attached  close-out report must be filled out, signed,  dated, and returned to the Company at the end of the period of performance of the agreement.

          14. If requested by the Company, Subcontractor agrees to close out this agreement in accordance with the procedures established in Federal Acquisition Regulation (FAR) 42.708. As such, the Subcontractor will negotiate the settlement of indirect costs in advance of the determination of its final indirect costs rates if

          (a)     the agreement is physically complete;
          (b) the amount of unsettled indirect cost to be allocated to the agreement is relatively insignificant; and (c) agreement can be reached on a reasonable estimate of allocable dollars.

          The provisions providing for allowable costs and payments that are a part of this agreement will be applied, as necessary, in this procedure.

          15. It is agreed that this effort is not of a research and development nature and there is no expectation that any "invention" (defined as any discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code) of the Subcontractor will be conceived or first actually reduced to practice in the performance of work under this agreement.

          16. The sponsor of Company's prime contract under which this work is being funded is The United States Information Agency. The prime contract number is IA 2101-C 6234574.

          17. FAR 52.243-2, Changes - Cost Reimbursement, is hereby changed to the extent that the time for submitting a proposal is 20 days, not 30, so that Company will have time to prepare the proposal under its prime contract.

          18. This agreement may not be assigned, in whole or in part, nor may any assignment of any money due or to become due be made by the Subcontractor without, in each case, the prior written consent of Company.

          19. The provisions of the FAR listed below and other attached articles and provisions, if any, as applicable, and as in effect on the date of the award of this agreement by Company (except as required to be changed by statute), are incorporated in this agreement by reference with the same force and effect as though herein set forth in full. All such clauses shall, with respect to the rights, duties and obligations of Company and the Subcontractor hereunder, be interpreted and construed in such manner as to recognize and give effect to the contractual relationship between Company and the Subcontractor under this agreement and the rights of the U.S. Government with respect thereto under the Prime Contract from which the agreement is being funded. As used therein the term "the Contractor" and equivalent terms shall mean the Subcontract and the terms "the Government" and "the Contracting Officer" and equivalent terms shall include the Company and the Company's authorized representative hereunder, respectively, except under those clauses relating to the rights to audit or examine the Subcontractor's financial records, and all other clauses noted with an asterisk (*), in which



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          case the terms "the  Government" and "the  Contracting  Officer" shall mean the U.S. Government and the Contracting Officer under the Prime Contract, respectively. The word "contract" and like terms shall mean this agreement.

                      Federal Acquisition Regulations (FAR)
                               Cost-Plus-Fixed-Fee



52.202-01                   Definitions
52.203-01                   Officials Not to Benefit
52.203-03                   Gratuities
52.203-05                   Covenant Against Contingent Fees
52.212-08                   Priorities, Allocations, and Allotments
52.215-01                   Examination of Records by Comptroller General
52.215-02                   Audit - Negotiation
52.215-22                   Price Reduction for Defective Cost or Pricing Data
52.215-23                   Price Reduction for Defective Cost or Pricing Data-
                            Modification
52.215-24                   Subcontractor Cost or Pricing Data
52.215-25                   Subcontractor Cost or Pricing Data - Modification
52.215-30                   Waiver of Facilities Capital Cost of Money
52.216-07                   Allowable Cost and Payment
52.216-08                   Fixed Fee
52.219-08                   Utilization of Small Business Concerns and Small
                            Disadvantaged
                            Business Concerns
52.219-13                   Utilization of Women-Owned Small Businesses
52.220-01                   Preference for Labor Surplus Area Concerns
52.220-03                   Utilization of Labor Surplus Area Concerns

52.222-02                   Payment for Overtime Premiums "overtime premium
                            cost does
                            Not exceed ZERO."
52.222-03                   Convict Labor
52.222-26                   Equal Opportunity
52.222-35                   Affirmative Action for Special Disabled and Vietnam
                            Era Veterans
52.222-36                   Affirmative Action for Handicapped Workers
52.227-01                   Authorization and Consent - Alternative I
52.227-02                   Notice and Assistance Regarding Patent and Copyright
                            Infringement
52.227-7013                 Rights in Technical Data and Computer Software
52.227-7018                 Restrictive Markings on Technical Data
52.227-7029                 Identification of Technical Data
52.227-7030                 Technical Data - Withholding of Payment
52.228-07                   Insurance - Liability to Third Persons
52.230-3                    Cost Accounting Standards
52.230-4                    Administration of Cost Accounting Standards
52.231-7000                 Supplemental Cost Principles
52.232-09                   Limitation on Withholding of Payments
52.232-17                   Interest
52.232-20                   Limitation of Cost



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52.232-23                   Assignment of Claims
52.242-01                   Notice of Intent to Disallow Costs
521.242-7000                Submission of Commercial Freight Bills to the
                            General Services
                            Administration for Audit
52.243-2                    Changes - Cost Reimbursement - Alternative V
52.243-7001                 Pricing of Adjustments
52.244-02                   Subcontracts under Cost-Reimbursement and Letter
                            Contracts
52.245-05                   Government Property (Cost Reimbursement,
                            Time-and-Material, or
                            Labor-Hour Contracts)
52.247-01                   Commercial Bill of Lading Notations
52.249-06                   Termination (Cost Reimbursement)
52.249-14                   Excusable Delays
52.251-7000                 Ordering from Government Supply Sources



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                                    APPENDIX

                                Close-out Report

SUBCONTRACTOR NO.:

SUBCONTRACTOR:

INSTRUCTIONS:              Complete and return to: Sayed Hamid Behbehani & Sons
                                                  Co. C/O Nidal
Z. Zayed 180 North LaSalle St. Chicago II. USA 60601, at the end of the period of performance of the agreement.

 A.      Property Certificate
         The Subcontractor hereby certifies that, with respect to any property furnished by Company and/or the Government or purchased under this agreement and in compliance with any and all agreement provisions relating to such property, the following applied (check one as appropriate):

              --- The  Subcontractor  has Government  and/or Company property or scrap. (A property inventory form will be provided to the Subcontractor by Company when this form is returned.)

             --- The Subcontractor has disposed of all Government and/or Company property and any generated scrap in accordance with Company instructions and the terms of this agreement.

             --- No Government or Company property was furnished, purchased, or otherwise acquired by the Subcontractor or his lower tier subcontractors under this agreement.


                  Signed: _____________________       Date: ____________________


              Printed Name and Title: _________________________________________


B. Subcontractor's Release of Claims and Assignments of Refunds, Rebates, and Credits.
          1. Pursuant to the terms of this agreement and in consideration thereof which has been or is to be paid under the said agreement, the Subcontractor or its assignees, if any, upon payment of said consideration, does remise, release, and discharge Company and the U.S. Government (including their officers, agents, and employees) of and from all liabilities, obligations, claims, and demands whatsoever under or arising from this agreement except:

          a. Specified claims in stated amounts or in estimated amounts where the amounts are not susceptible of exact statements by the Subcontractor, as follows.

          b. Claims, together with reasonable expenses incidental thereto, based upon the liabilities of the Subcontractor to third parties arising out of the performance of



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                  this agreement,  which are not known to the  Subcontractor  on the date of the execution of this release and of which the Subcontractor gives notice in writing to Company within the period specified in said agreement, and provided further, that the Subcontractor gives notice of such claims in writing to Company not more than five (5) years after the date of this release or the date of any notice to the Subcontractor that Company is prepared to make final payment, whichever is earlier.

          c.      Claims  for  reimbursement  of  costs,   including  reasonable
                  expenses incidental thereto, incurred by the Subcontractor under any provision of this agreement relating to patents.

          d. If there is included in the agreement a provision concerning "Data Requirements," claims pursuant to such provision where a written request by Company and/or the U.S. Government to furnish data is made within the one-year period after final payment.

          The Subcontractor agrees, in connection with patent matters and with claims which are not released as set forth above, that it will comply with all provisions of this agreement, including without limitations those provisions relating to notification to Company and relating to the defense or prosecution of litigation.

          2. Further, in consideration of the reimbursement of costs and payment of fee under this agreement and any assignment thereunder, the Subcontractor does hereby:

          a. Assign, transfer, set over and release to Company all right, title, and interest to all refunds, rebates, credits, or other amounts (including any interest thereon) arising out of the performance of said agreement, together with all the rights of action accrued or which may hereafter accrue thereunder.

          b. Agree to take whatever action may be necessary to effect prompt collection of all refunds, rebates, credits or other amounts (including any interest thereon); due or which may become due, and to promptly forward to Company checks, made payable to Company, for any proceeds so collected. The reasonable costs of any such action to effect collection shall constitute allowable costs when approved by Company as stated in said subcontract and may be applied to reduce any amounts otherwise payable to Company under the terms hereof.

         c. Agree to cooperate fully with Company as to any claim or suit in connection with refunds, rebates, credits, or other amounts due (including any interest thereon); to execute any protest, pleading, application, power of attorney, or other papers in connection therewith; and to permit Company to represent it at any hearing, trial, or other proceeding arising out of such claim or suit.



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          IN WITNESS HEREOF,  the parties hereto have accepted and executed this agreement as of the latest date noted below.


         SAYED HAMID                                     TELESOURCE CNIMI, Inc.
         BEHBEHANI & SONS CO. W.L.L.

         Signature: /s/ Fouad S. H. Behbehani     Signature:  /s/ K. J. Semikian
         Printed Name and Title:
            Fouad S. H. Behbehani                 Printed Name and Title:
                                 K. J. Semikian
         Chairman
                                                   President
         Date:  January 6, 1997                    Date:  January 6, 1997





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                                                                    ADDENDUM


                   The following is an addendum to the agreement dated 6th January 1997 between Sayed Humid Behbehani & Sons Co. (herein after referred to as "Company" and Telesource CNMI, Inc (herein after referred to as "Subcontractor")

                   Witnesseth   that,   whereas   Company  desires  to  continue
                   utilizing the services of the subcontractor and the Subcontractor desires to provide those services, now therefore in consideration of the promises contained herein Company and the Subcontractor do mutually agree as follows:

                   l- All terms and conditions and statements of the January 6, 1997 contract not specifically addressed in this addendum are still valid.
                   2- Subcontractor shall raise a single invoice per month covering the activities carried out on a fix price bases as follows:

                          2.1    Manpower . .                      $   30,000.00
                          2.2    Construction Equipment rentals    $   35,000.00
                          2.3    Tower Crane rental                $   50,000.00
                          2.4    Misc. expenses for all services
                                 Provided, such as: housing, food,
                                 Communications, fuel, etc..      $    45,000.00


                             Total  of  monthly   lump-sum   cost  $  160,000.00
                             Overhead and profit $ 12,000.00 Grand total of monthly invoice $ 172,000.00

                  3- In addition all local purchases and procurements shall be invoiced to the Company on monthly bases plus 7.5% overhead and profit. 4- This Addendum shall be effective from September 1st 1998.

                   IN WITNESS HEREOF, the parties hereto have accepted and executed this agreement as of the latest date noted below.




         SAYED HAMID                              TELESOURCE CNIMI, Inc.
         BEHBEHANI & SONS CO. W.L.L.

         Signature: /s/ Fouad S. H. Behbehani     Signature:  /s/ K. J. Semikian
         Printed Name and Title:   Fouad S. H.
                                   Behbehani      Printed Name and Title:
                                                        K. J. Semikian
                                 Chairman              President
         Date:  August 27, 1998                   Date:  August 27, 1998

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